AGREEMENT AND PLAN OF REORGANIZATION


                                    BY AND BETWEEN


                               BT Financial Corporation



                                         AND


                               Moxham Bank Corporation



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                                  TABLE OF CONTENTS

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                                      ARTICLE I
                                     DEFINITIONS

               1.1.  Definitions  . . . . . . . . . . . . . . . . . . .   2
               1.2.  Accounting Terms . . . . . . . . . . . . . . . . .   5

                                      ARTICLE II
                                      THE MERGER

               2.1.  Merger . . . . . . . . . . . . . . . . . . . . . .   6
               2.2.  Conversion of Shares of Moxham Stock . . . . . . .   6
               2.3.  Articles of Incorporation; By-Laws . . . . . . . .   7
               2.4.  Directors and Officers . . . . . . . . . . . . . .   7
               2.5.  Closing  . . . . . . . . . . . . . . . . . . . . .   7
               2.6.  Exchange of Certificates for Stock and Cash  . . .   8
                    (a)   Moxham Stock  . . . . . . . . . . . . . . . .   8
                    (b)   Failure to Surrender Certificates . . . . . .   9
                    (c)   Treasury Shares and Dissenters' Shares  . . .  10
               2.7.  Termination of this Reorganization Agreement . . .  10
               2.8.  Confidentiality  . . . . . . . . . . . . . . . . .  11
               2.9.  Public Disclosure  . . . . . . . . . . . . . . . .  12

                                     ARTICLE III
                                 STOCKHOLDER APPROVAL

               3.1.  Moxham Stockholders Meeting  . . . . . . . . . . .  12
               3.2.  BT Financial Stockholders Meeting  . . . . . . . .  12

                                      ARTICLE IV
                      REPRESENTATIONS, WARRANTIES AND COVENANTS

               4.1.  Representations and Warranties of Moxham . . . . .  13
                    (a)   Organization and Capitalization . . . . . . .  13
                    (b)   Authority for Transactions  . . . . . . . . .  13
                    (c)   No Conflicts  . . . . . . . . . . . . . . . .  13
                    (d)   Consents and Approvals  . . . . . . . . . . .  14
                    (e)   SEC Documents . . . . . . . . . . . . . . . .  14
                    (f)   Subsidiaries  . . . . . . . . . . . . . . . .  15
                    (g)   Absence of Certain Changes or Events  . . . .  15
                    (h)   Certain Changes . . . . . . . . . . . . . . .  16
                    (i)   Taxes . . . . . . . . . . . . . . . . . . . .  16
                    (j)   Compliance with Laws  . . . . . . . . . . . .  17
                    (k)   Environmental . . . . . . . . . . . . . . . .  17
                    (l)   Insurance . . . . . . . . . . . . . . . . . .  17
                    (m)   ERISA . . . . . . . . . . . . . . . . . . . .  18
                    (n)  Representations Not Misleading . . . . . . . .  19
                    (o)   Information Supplied  . . . . . . . . . . . .  19

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                    (p)   Accounting Matters  . . . . . . . . . . . . .  20
                    (q)   Certain Agreements  . . . . . . . . . . . . .  20
                    (r)   Agreements with Bank Regulators . . . . . . .  20
                    (s)   Loan Loss Reserve . . . . . . . . . . . . . .  21
                    (t)   Fidelity Bonds  . . . . . . . . . . . . . . .  21
               4.2.  Representations and Warranties of BT Financial . .  21
                    (a)   Organization and Capitalization . . . . . . .  21
                    (b)   Authority for Transactions  . . . . . . . . .  22
                    (c)   No Conflicts  . . . . . . . . . . . . . . . .  22
                    (d)   Consents and Approvals  . . . . . . . . . . .  22
                    (e)   SEC Documents . . . . . . . . . . . . . . . .  23
                    (f)   Subsidiaries  . . . . . . . . . . . . . . . .  24
                    (g)   Absence of Certain Changes or Events  . . . .  24
                    (h)   Representations Not Misleading  . . . . . . .  24
                    (i)   Information Supplied  . . . . . . . . . . . .  25
                    (j)   Accounting Matters  . . . . . . . . . . . . .  25
                    (k)  Employment Matters . . . . . . . . . . . . . .  25
               4.3.  Covenants of Moxham  . . . . . . . . . . . . . . .  25
                    (a)   Access to Corporate Records . . . . . . . . .  25
                    (b)   Financial Statements and Internal Audit
                         Reports  . . . . . . . . . . . . . . . . . . .  26
                    (c)   Negative Covenants - Conduct of Business  . .  26
                    (d)   Notice of Changes . . . . . . . . . . . . . .  28
                    (e)   Acquisition Proposals . . . . . . . . . . . .  28
               4.4.  Covenants of Both Parties  . . . . . . . . . . . .  29
                    (a)   Conduct of Business . . . . . . . . . . . . .  29
                    (b)   Best Efforts  . . . . . . . . . . . . . . . .  30
                    (c)   Other Actions . . . . . . . . . . . . . . . .  30
                    (d)   Accounting Methods  . . . . . . . . . . . . .  31
                    (e)   Pooling and Tax-Free Reorganization
                         Treatment  . . . . . . . . . . . . . . . . . .  31
                    (f)   Environmental Studies . . . . . . . . . . . .  31
               4.5.  Covenants of BT Financial  . . . . . . . . . . . .  32
                    (a)   Access to Corporate Records . . . . . . . . .  32
                    (b)   Financial Statements  . . . . . . . . . . . .  32
                    (c)   Notice of Changes . . . . . . . . . . . . . .  32
                    (d)   Employee Matters  . . . . . . . . . . . . . .  32
                    (e)   Indemnification of Moxham Officers and
                         Directors  . . . . . . . . . . . . . . . . . .  33
                    (f)   Bank Regulatory Applications  . . . . . . . .  34








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                                      ARTICLE V
                                 CONDITIONS PRECEDENT

               5.1.  Conditions Precedent to the Obligations of BT
                     Financial  . . . . . . . . . . . . . . . . . . . .  35
                    (a)   Performance of Covenants  . . . . . . . . . .  35
                    (b)   Representations True at Closing . . . . . . .  35
                    (c)   Certified Resolutions . . . . . . . . . . . .  35
                    (d)   Moxham Shareholder Approval . . . . . . . . .  35
                    (e)   Government Approvals and Other Consents . . .  36
                    (f)   No Injunction . . . . . . . . . . . . . . . .  36
                    (g)   No Material Misstatements or Omissions  . . .  36
                    (h)   Changes in Financial Condition  . . . . . . .  36
                    (i)   Registration Statement  . . . . . . . . . . .  37
                    (j)   Opinion of Counsel  . . . . . . . . . . . . .  37
                    (k)   Fairness Opinion  . . . . . . . . . . . . . .  37
                    (l)   Accounting Opinion  . . . . . . . . . . . . .  37
                    (m)   BT Financial Shareholder Approval . . . . . .  37
                    (n)   Tax Ruling or Opinion . . . . . . . . . . . .  37
                    (o)   Dissenters' Shares  . . . . . . . . . . . . .  38
               5.2.  Conditions Precedent to the Obligations of
                     Moxham . . . . . . . . . . . . . . . . . . . . . .  38
                    (a)   Performance of Covenants  . . . . . . . . . .  38
                    (b)   Representations True at Closing . . . . . . .  38
                    (c)   Certified Resolutions . . . . . . . . . . . .  39
                    (d)   BT Financial Shareholder Approval . . . . . .  39
                    (e)   Government Approvals and Other Consents . . .  39
                    (f)   No Injunction . . . . . . . . . . . . . . . .  39
                    (g)   No Material Misstatements or Omissions  . . .  39
                    (h)   Changes in Financial Condition  . . . . . . .  39
                    (i)   Registration Statement  . . . . . . . . . . .  40
                    (j)   Opinion of Counsel  . . . . . . . . . . . . .  40
                    (k)   Fairness Opinion  . . . . . . . . . . . . . .  40
                    (l)   Moxham Shareholder Approval . . . . . . . . .  40
                    (m)   Tax Ruling or Opinion . . . . . . . . . . . .  40
               5.3.  Waivers  . . . . . . . . . . . . . . . . . . . . .  41

                                      ARTICLE VI
                                 BROKERS AND EXPENSES

               6.1.  Brokers  . . . . . . . . . . . . . . . . . . . . .  41
               6.2.  Expenses . . . . . . . . . . . . . . . . . . . . .  41

                                     ARTICLE VII
                                    MISCELLANEOUS

               7.1.  Further Assurances . . . . . . . . . . . . . . . .  42

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               7.2.  Survival of Representations, Warranties and
                     Covenants  . . . . . . . . . . . . . . . . . . . .  42
               7.3.  Notices  . . . . . . . . . . . . . . . . . . . . .  42
               7.4   Third Party Beneficiaries  . . . . . . . . . . . .  43
               7.5.  Binding Effect . . . . . . . . . . . . . . . . . .  43
               7.6.  Headings . . . . . . . . . . . . . . . . . . . . .  43
               7.7.  Counterparts . . . . . . . . . . . . . . . . . . .  44
               7.8.  Integration  . . . . . . . . . . . . . . . . . . .  44
               7.9.  Amendments . . . . . . . . . . . . . . . . . . . .  44
               7.10.  Governing Law . . . . . . . . . . . . . . . . . .  44
               7.11.  Incorporation by Reference  . . . . . . . . . . .  44




               Exhibit A
































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
                         AGREEMENT AND PLAN OF REORGANIZATION


               THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of the ____ day of ____________, 1996 (the "Reorganization Agreement"), by and among Moxham Bank Corporation, a business corporation organized and existing under the laws of the Commonwealth of Pennsylvania with its principal office at 540 Central Avenue, Johnstown, Pennsylvania 15902 ("Moxham"), and BT Financial Corporation, a business corporation organized and existing under the laws of the Commonwealth of Pennsylvania with its principal office at 551 Main Street, Johnstown, PA 15901 ("BT Financial").

                                     WITNESSETH:

               WHEREAS, the respective Boards of Directors of Moxham and BT Financial have determined that it would be in the best interests of their respective organizations, stockholders and customers and communities served by them for Moxham to be merged with and into BT Financial (the "Merger") pursuant to this Reorganization Agreement, whereby the stockholders of Moxham will receive shares of common stock of BT Financial in exchange for their shares of common stock of Moxham; and

               WHEREAS, immediately following the Merger, BT Financial shall merge First National Bank of Garrett, a national banking association ("FNB Garrett") and Moxham National Bank, a national banking association ("Moxham Bank"), wholly-owned subsidiaries of Moxham, with and into Johnstown Bank and Trust Company, a Pennsylvania bank and trust company and a wholly-owned subsidiary of BT Financial ("Johnstown Bank"), which shall be the resulting bank (the "Bank Merger"); and

               WHEREAS, the respective Boards of Directors of Moxham and BT Financial have approved the acquisition of Moxham and FNB Garret and Moxham Bank by BT Financial through the proposed merger of Moxham with and into BT Financial upon the terms and conditions set forth in this Reorganization Agreement in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

               NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and actions hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:







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                                      ARTICLE I
                                     DEFINITIONS

               1.1. Definitions. The terms defined in this Section 1.1 shall have the meanings herein specified, unless the context clearly requires otherwise. Other terms used herein are defined elsewhere in this Reorganization Agreement.

               "Articles of Merger" means the Articles of Merger delivered to the Department of State of the Commonwealth of Pennsylvania for filing pursuant to Sections 1921 et seq. of the BCL.

               "BT Financial Common Stock" means the common stock, par value $5 per share, of BT Financial.

               "Bank Holding Company Act" means the Bank Holding Company Act of ________, as amended.

               "Bank Merger" means the merger of FNB Garrett and Moxham Bank with and into Johnstown Bank, with Johnstown Bank as the Resulting Institution.

               "Bank Regulator" means all Federal or state Governmental Entities charged with the supervision or regulation of banks or bank holding companies engaged in the insurance of bank deposits.

               "BCL" means the Pennsylvania Business Corporation Law of 1988, as amended.

               "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

               "Closing and Closing Date" are defined in Section 2.5.

               "COBRA" means the Consolidated Omnibus Budget
          Reconciliation Act of 1986.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Common Exchange Ratio" is defined in Section 2.2.

               "Consents" means all authorizations, consents, orders or approvals of, or declarations of filings with, and all expirations of waiting periods imposed by, any Governmental Entity.

               "Dissenters' Shares" means any shares of Moxham Common
          Stock or Moxham Preferred Stock in respect of which the holders thereof shall have objected to the Merger and otherwise complied with such of the requirements of Section 1930 of the BCL in order to be entitled to the rights and remedies of dissenting stockholders.

                                         -2-
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               "DOB" means the Pennsylvania Department of Banking.

               "Environmental Condition" means (x) the presence in surface water, groundwater, drinking water supply, land surface, subsurface strata, above-ground or underground storage tanks or other containers, or ambient air of any pollutant, contaminant, industrial solid waste, polychlorinated biphenyls or Hazardous Substances or (y) any violation of any statute, ordinance, regulation, administrative order, judicial order or decree or other governmental requirement relating to the emission, discharge, deposit, disposal, leaching, migration or release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation or disposal of any Hazardous Substance (i) arising out of or otherwise related to the operations or other activities (including the disposition of such materials or substances) of a company or any of its Subsidiaries, or of any predecessor in title, interest or line of business to such company, conducted or undertaken prior to the Closing, or
          (ii) existing at or prior to the Closing at the Owned Real Property, any Leased Real Property or any real property securing outstanding loans owed to such company.

               "Effective Time" means the date and time the Articles of Merger are filed with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the provisions of Sections 1921 et seq. of the BCL, which filing shall be made on the Closing Date or such later date and time as may be mutually agreed upon by the Parties and as specified in the Articles of Merger.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "FDIA" means the Federal Deposit Insurance Act.

               "FDIC" means the Federal Deposit Insurance Corporation.

               "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

               "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

               "Hazardous Substance" means any hazardous or toxic or polluting substance or waste, pollutant, contaminant, industrial solid waste, residual waste or special waste, including, but not limited to, any substance, waste or other material included in the definition of "Hazardous Substance" as set forth in Section 101(14) of CERCLA.

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
               "Leased Real Property" is defined in Section 4.1(k).

               "Moxham Common Stock" means the common stock, $2 par value per share, of Moxham.

               "Moxham Preferred Stock" means Moxham's Series A $8.00 Cumulative Convertible Non-Voting Preferred Stock.

               "NASD" means the National Association of Securities
          Dealers, Inc.

               "NASDAQ" means the NASD Automated Quotations System.

               "OCC" means the Office of the Comptroller of the Currency.

               "Owned Real Property" means all real property (including real estate owned or acquired through foreclosure) owned by Moxham or any of its Subsidiaries.

               "Parties" means Moxham and BT Financial in connection with this Reorganization Agreement.

               "PBGC" means the Pension Benefit Guaranty Corporation.

               "Preferred Exchange Ratio" is defined in Section 2.2(a).

               "Prospectus/Proxy Statement" means the Prospectus/Proxy Statement, together with any supplements thereto, to be sent to the stockholders of each of Moxham and BT Financial to solicit their votes in connection with the transactions contemplated by this Reorganization Agreement.

               "Registration Statement" means the registration statement on Form S-4 (or other appropriate form) of BT Financial, including any amendments or supplements thereto, as declared effective by the SEC under the Securities Act with respect to the issuance of BT Financial Common Stock in connection with the Merger and the approval by the stockholders of Moxham and BT Financial of the transactions contemplated by this Reorganization Agreement, which Registration Statement shall include the Prospectus/Proxy Statement.

               "Requisite Regulatory Approvals" means all Consents which are necessary for the consummation of the Merger or Bank Merger, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or the Bank Merger or on BT Financial.

               "Resulting Company" means BT Financial after consummation of the Merger.

               "SAIF" means the Savings Association Insurance Fund.

               "SEC" means the United States Securities and Exchange
          Commission.

               "Securities Act" means the Securities Act of 1933, as amended.

               "Securities Laws" means the Securities Act, the Exchange Act and applicable state "blue sky" securities laws.

               "Service" means the United States Internal Revenue Service.

               "Subsidiary" means any corporation or other entity of which the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation or other entity are at the time directly or indirectly owned or controlled by a Party.

               "Taxes" means all federal, state and local taxes and similar governmental charges.

               "Transactions" means the negotiation and execution of this Reorganization Agreement, the Merger, the Bank Merger and all related transactions.

               1.2. Accounting Terms. For all purposes of this Reorganization Agreement, unless the context clearly requires otherwise, any accounting term not specifically defined in this Reorganization Agreement shall have the meaning given to it in accordance with generally accepted accounting principles and practices within the financial institutions industry as in effect as of the date of this Reorganization Agreement.


                                      ARTICLE II
                                      THE MERGER

               2.1.  Merger.

               (a) Holding Company Merger. Upon satisfaction of the conditions set forth herein, at the Effective Time, Moxham shall merge with and into BT Financial in accordance with the provisions and procedures set forth herein, and BT Financial shall be the Resulting Company. At the Effective Time, the separate corporate existence of Moxham shall cease and BT Financial shall succeed to all the rights, privileges, immunities and franchises, and all the property and assets, real, personal and mixed, of Moxham, without the necessity for any separate conveyance or other transfer. The Resulting Company shall thereafter be responsible and liable for all liabilities and obligations of Moxham of every kind and description, and neither the rights of creditors nor any liens on the property of Moxham shall be impaired by the Merger.

               (b) Bank Merger. After the Effective Time, BT Financial will cause the Bank Merger to occur in accordance with the Bank Plan of Merger attached hereto as Exhibit A.

               2.2.  Conversion of Shares of Moxham Stock.

               (a)   At the Effective Time,

                     (i)  each share of Moxham Common Stock then
          outstanding, except Dissenters' Shares and treasury shares, shall be converted into the right to receive 1.15 shares of BT Financial Common Stock (the "Common Exchange Ratio"), in each case except as set forth in Section 2.2(b) and (c), and

                     (ii) each share of Moxham Preferred Stock then outstanding (except Dissenters Shares and treasury shares) shall be converted into the right to receive 6.325 shares of BT Financial Common Stock, (the "Preferred Exchange Ratio") plus accrued but unpaid dividends thereon to the Effective Time, in each case except as set forth in Section 2.2(b) and (c).

                (b) On the Closing Date, by virtue of the Merger, and without any action on the part of the stockholders of Moxham, each of the then issued and outstanding shares of Moxham Common Stock and Moxham Preferred Stock shall cease to exist and shall be deemed canceled, retired and eliminated, and all rights in respect thereof (other than with respect to Dissenters' Shares) shall cease except the herein described rights to receive BT Financial Common Stock, regardless of whether the certificates representing such shares are surrendered to BT Financial by the stockholders of Moxham.

                (c) The Common Exchange Ratio and the Preferred Exchange Ratio shall be adjusted at the Effective Time to reflect any consolidation, split-up, other subdivision or combination of BT Financial Common Stock, any dividend payable in BT Financial Common Stock, or any capital reorganization involving the reclassification of BT Financial Common Stock subsequent to the date of this Reorganization Agreement and prior to such time. BT Financial shall register under the Securities Act all shares of BT Financial Common Stock to be issued in the Merger prior to the Effective Time thereof.

               2.3. Articles of Incorporation; By-Laws. At the Effective Time, the articles of incorporation and bylaws of BT Financial as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Resulting Company.

               2.4.  Directors and Officers.

               (a) The directors and officers of the Resulting Company from and after the Effective Time shall be the directors and officers of BT Financial immediately prior to the Effective Time. In addition, four directors of Moxham designated by Moxham who shall be acceptable to BT Financial shall become directors of BT Financial at the Effective Time to serve for such terms as may be determined by BT Financial consistent with its director retirement policies.

               (b) Immediately after the Bank Merger, Charles T. Evans and seven other directors of Moxham, selected by Moxham prior to the Merger (who may include some of those persons selected to be directors of BT Financial pursuant to clause (a) of this Section 2.4) and acceptable to BT Financial shall be appointed to the Board of Directors of Johnstown Bank, each to serve until the 1997 annual meeting of the stockholders of BT Financial.

               2.5. Closing. The closing hereunder ("Closing") shall take place at the offices of Kirkpatrick & Lockhart LLP, 1500 Oliver Building, Pittsburgh, Pennsylvania 15222, or such other place agreed upon by the Parties, on the closing date selected by the Parties (the "Closing Date") which shall be the latest of:

               (a) Any business day between the thirtieth and forty-fifth day following approval of the Merger and the Bank Merger by the Federal Reserve Board, or other applicable federal or state regulatory agency, if all other conditions set forth in Article V have been satisfied or waived; or

               (b) The fifth business day following approval of the Bank Merger by the DOB; or

               (c) The fifth business day after any stay of any approval of the transactions referred to in clause (a) or (b) of this
          Section 2.5 or any injunction against consummation of such transactions is lifted, discharged or dismissed, if all other conditions set forth in Article V have been satisfied or waived; or

               (d) Such other date as shall be mutually agreed to in writing by the Parties on which all other conditions set forth in
          Article V shall have been satisfied or waived.

          Any Party may postpone the Closing Date once for a reasonable period of time (which shall be no more than thirty (30) days and in no event ending later than the day of automatic termination in

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
          accordance with Section 2.7(g)) if necessary to enable it to perform any obligations hereunder; provided, that such Party provides prompt written notice to the other Parties of such postponement, stating the reasons therefor. If either Moxham or BT Financial shall refuse to close because all the conditions precedent to its obligation to close shall not have been met on the Closing Date as postponed, such Party may immediately terminate this Reorganization Agreement by giving written notice of such termination to the other Parties.

               2.6.  Exchange of Certificates for Stock and Cash.

               (a) Moxham Stock. After the Effective Time, each holder of a certificate for theretofore outstanding shares of Moxham Common Stock or Moxham Preferred Stock, upon surrender of such certificate to BT Financial or its exchange agent, together with a duly executed and completed letter of transmittal, which shall be mailed to each holder of a certificate for theretofore outstanding shares of Moxham Common Stock or Moxham Preferred Stock by BT Financial or its exchange agent promptly following the Effective Time, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of BT Financial Common Stock to which such stockholder is entitled as provided in Section 2.2, plus cash (payable by check) in lieu of any fractional share of BT Financial Common Stock to which such holder would otherwise be entitled. Neither certificates nor scrip certificates for fractions of shares of BT Financial Common Stock shall be issued, and holders of Moxham Common Stock or Moxham Preferred Stock who would but for this Section 2.6(a) be entitled to receive fractions of shares of BT Financial Common Stock shall have none of the rights with respect to such fractions of shares (including, without limitation, the right to receive dividends) which a holder shall possess in respect of a full share of BT Financial Common Stock, and each such holder shall receive, in lieu of the applicable fraction of a share of BT Financial Common Stock, a cash payment therefor equal to such fraction of a share of BT Financial Common Stock multiplied by the closing sales price on NASDAQ for a share of BT Financial Common Stock on the Closing Date as reported in The Wall Street Journal, or, if BT Financial Common Stock is not traded on such date, the next preceding day on which such stock is traded. No interest will be paid or accrued on cash payable upon surrender of certificates previously representing Moxham Common Stock.

               (b) Failure to Surrender Certificates. Until surrendered in accordance with the provisions of this Section 2.6, the certificates which immediately prior to the Effective Time represented issued and outstanding shares of Moxham Common Stock or Moxham Preferred Stock (except for certificates representing Dissenters' Shares and treasury shares) shall from and after the Effective Time represent for all purposes only the right to receive BT Financial Common Stock as provided in Section 2.2. Upon surrender of a certificate for theretofore outstanding shares of Moxham Common Stock or Moxham Preferred Stock, there shall be paid to the recordholder of the certificate for shares of BT Financial Common Stock issued in exchange therefor (i) on the date of such exchange, the amount of dividends theretofore accrued and payable with respect to such full shares of BT Financial Common Stock as of any date subsequent to the Effective Time which have not yet been paid to a public official pursuant to abandoned property laws, (ii) on the date of such exchange cash in an amount equal to the accrued but unpaid dividend in respect of Moxham Preferred Stock represented by certificates therefore surrendered for exchange through the Effective Date, accrued at the dividend rate of the Preferred Stock for the number of days between the last date on which dividends on the Moxham Preferred Stock shall have been paid and the Effective Date, based on a year of 360 days having months of 30 days each, and (iii) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender. No interest shall be payable with respect to such dividends.

               (c) Treasury Shares and Dissenters' Shares. At the Effective Time, each share of Moxham Common Stock and Moxham Preferred Stock held in treasury shall be canceled, retired and cease to exist and no consideration shall be paid therefor and each Dissenters' Share shall be treated in accordance with
          Section 1930 of the BCL.

               2.7. Termination of this Reorganization Agreement. This Reorganization Agreement and the transactions contemplated hereby may be terminated:

               (a) at any time prior to the Effective Time by mutual consent in writing of the Parties;

               (b)   as provided in Section 2.5;

               (c) by either party in writing on or before the 60th day after the date hereof, if anything has come to the attention of such party in the course of its due diligence investigation of the other party that in such party's reasonable, good faith opinion adversely affects the business, financial condition or results of operations of the other party so that it would be inadvisable for such party to proceed with the transactions contemplated herein; or

               (d) at any time, by either Party hereto in writing, if the applications for prior approval referred to in Section 4.5(f) hereof have been denied, and the time period for appeals and requests for reconsideration has run;

               (e) at any time, by either Party hereto in writing, if the stockholders of either Moxham and BT Financial do not approve the transactions contemplated herein at the respective annual or special meetings duly called for that purpose;

               (f) at any time, by either Party in writing, if such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger and the Bank Merger is or would be impossible to satisfy, provided that the terminating party has given the other party written notice with respect thereto at least 10 days prior to such termination and has given the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution;

               (g) in any event, automatically on May 30, 1996 if the Merger has not been consummated on or before such date, unless extended by mutual consent of the Parties.

          In the event of any termination hereunder, (i) Sections 2.7 and
          2.8 and Article VI hereof shall survive any termination; (ii) if BT Financial terminates this Reorganization Agreement under
          Section 2.5 due to the failure of any condition set forth in
          Section 5.1(a), (b), (c) or (g), then Moxham shall reimburse BT Financial for attorneys' fees and other expenses reasonably incurred in connection with the Transactions and such failure shall constitute a breach of this Reorganization Agreement and BT Financial shall have all rights available in law and at equity for such breach of contract; (iii) if Moxham terminates this Reorganization Agreement under Section 2.5 due to the failure of any condition set forth in Section 5.2(a), (b), (c) or (g), then BT Financial shall reimburse Moxham for attorneys' fees and other expenses reasonably incurred in connection with the Transactions and such failure shall constitute a breach of this Reorganization Agreement and Moxham shall have all rights available in law and at equity for such breach of contract; (iv) if BT Financial terminates this Reorganization Agreement under Section 2.5 due to the failure of any condition set forth in Section 5.1(h) or (o), then Moxham shall reimburse BT Financial for attorneys' fees and other expenses reasonably incurred in connection with the Transactions (to the extent not already paid by Moxham to BT Financial) and upon payment in full thereof, Moxham shall have no further liability or obligation hereunder to BT Financial; (v) if Moxham terminates this Reorganization Agreement under Section 2.5 due to the failure of any condition set forth in Section 5.2(h), then BT Financial shall reimburse Moxham for attorneys' fees and other expenses reasonably incurred in connection with the Transactions and, upon payment in full thereof, BT Financial shall have no further liability or obligation hereunder to Moxham; and (vi) if either party terminates for any reason other than those specified in clauses (ii) through (v) above, then neither Party shall have any further liability to the other.

                2.8. Confidentiality. In connection with the Merger and the Bank Merger, each Party has furnished and will furnish to the officers, pursuant to this Reorganization Agreement or otherwise, confidential information concerning its business and financial condition. Each Party shall, and shall cause its employees, agents, accountants, attorneys and investment advisors to, maintain the confidentiality of such information received from the other Parties and shall not use such information for any purpose except in furtherance of the Merger, the Bank Merger and the other transactions contemplated hereby. In the event of a termination of this Reorganization Agreement, upon request by a Party, the other Party shall return or destroy all copies of written confidential information received from such Party, whether pursuant to this Reorganization Agreement or otherwise, and all documents prepared by them which contain such information.

               2.9. Public Disclosure. Each Party shall consult with the other Party before issuing any press release or making any other public disclosure regarding the proposed Merger, the Bank Merger or the other transactions contemplated hereby and shall not issue any press release or make any other public disclosure prior to such consultations, except as may be required by law or by the rules of NASD in the opinion of counsel. A copy of such press release or public disclosure (or, if not in written form, a written description thereof) shall be provided to the other Party a reasonable period of time prior to the dissemination thereof.


                                     ARTICLE III
                                 STOCKHOLDER APPROVAL

               3.1. Moxham Stockholders Meeting. Moxham shall submit this Reorganization Agreement to its stockholders for approval in accordance with the BCL at a meeting duly convened and held on such date as shall be mutually agreed upon by Moxham and BT Financial. In connection with such meeting, Moxham shall furnish the Prospectus/Proxy Statement to its stockholders. The Board of Directors of Moxham shall recommend the proposed Merger to its stockholders and use its best efforts to obtain the affirmative vote of the stockholders of Moxham required to approve the transactions contemplated by this Reorganization Agreement.

               3.2. BT Financial Stockholders Meeting. BT Financial shall submit this Reorganization Agreement to its stockholders for approval in accordance with the BCL at a meeting duly convened and held on such date as shall be mutually agreed upon by BT Financial and Moxham. In connection with such meeting, BT Financial shall furnish the Prospectus/Proxy Statement to its stockholders. The Board of Directors of BT Financial shall recommend the proposed Merger to its stockholders and use its best efforts to obtain the affirmative vote of the stockholders of BT Financial required to approve the transactions contemplated by this Reorganization Agreement.


                                      ARTICLE IV
                      REPRESENTATIONS, WARRANTIES AND COVENANTS

               4.1. Representations and Warranties of Moxham. Moxham represents and warrants to BT Financial as follows:

               (a) Organization and Capitalization. Moxham is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full power and authority to carry on its business as it is now being conducted and to carry out the transactions contemplated by this Reorganization Agreement. The authorized capital stock of Moxham consists of 2,880,000 shares of common stock, $2 par value per share, of which 905,437 shares are issued and outstanding as of the date hereof and no shares are held in the treasury of Moxham, and 250,000 shares of Moxham Preferred Stock, no par value, of which 14,000 shares are issued and outstanding. All issued and outstanding shares of Moxham Common Stock are validly issued, fully paid and nonassessable. There is no subscription, option, warrant, call, right, stock appreciation right or commitment of any kind obligating Moxham to issue any of its stock or to acquire any of its stock under any circumstances or to pay cash on account of stock appreciation except as provided in its articles of incorporation relating to conversion rights of the Moxham Preferred Stock.

               (b) Authority for Transactions. This Reorganization Agreement has been, and the Articles of Merger and the Certificate of Merger, when executed and delivered, will have been, duly and validly authorized, executed and delivered by Moxham, subject only to the approval of the stockholders of Moxham and BT Financial, the DOB and the Federal Reserve Board, and constitutes the valid and binding obligations of Moxham and are and will be enforceable in accordance with their respective terms.

               (c) No Conflicts. Neither the execution, delivery and performance of this Reorganization Agreement by Moxham nor the consummation of the Transactions nor compliance by Moxham with any of the provisions hereof will

                     (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Moxham or any of its Subsidiaries under any of the terms, conditions or provisions of, (A) the articles of incorporation or bylaws, as amended, of Moxham or any of its Subsidiaries or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Moxham or any of its Subsidiaries is a party or by which either of them is bound or to which any of their respective properties or assets may be subject, or

                     (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to them or any of their respective properties or assets.

               (d) Consents and Approvals. No consents or approvals of or filings or registrations with any third party or any public body, agency or authority are necessary in connection with the execution and delivery by Moxham of this Reorganization Agreement, its performance of the transactions contemplated hereby and consummation of the transactions contemplated hereby except for

                     (i) the filing with any federal or state governmental authority of a Prospectus/Proxy Statement, a Registration Statement and any other applicable securities filings relating to the issuance of BT Financial Common Stock and the meetings of the stockholders of Moxham and BT Financial, respectively, at which the Merger is to be considered;

                     (ii) the approval of the Federal Reserve Board and the DOB of BT Financial's acquisition of all of the issued and outstanding shares of Moxham;

                     (iii)  the approval of the stockholders of Moxham;

                     (iv)  the approval of the stockholders of BT
          Financial; and

                     (vi)  the expiration of any regulatory waiting period.

               (e) SEC Documents. Moxham has made available to BT Financial a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Moxham with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since December 31, 1993 (as such documents have since the time of their filing been amended, the "Moxham SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to
          Section 13(d) or 13(g) of the Exchange Act) that Moxham was required to file with the SEC since that date. As of their respective dates of filing with the SEC, the Moxham SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Moxham SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Moxham included in the Moxham SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB of the SEC) and fairly present in all material respects the consolidated financial position of Moxham and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Moxham SEC Documents have been so filed.

               (f) Subsidiaries. Exhibit 21 to Moxham's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994 includes all the Subsidiaries of Moxham as of the date of this Agreement. Moxham owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Subsidiary (other than directors' qualifying shares, if any). Each of Moxham's Subsidiaries that is a bank (as defined in the BHC Act) is an "insured bank" as defined in the FDIA and applicable regulations thereunder. No deposits of Moxham's subsidiaries are insured by the SAIF. All of the shares of capital stock of each of the Subsidiaries held by Moxham Subsidiary are fully paid and nonassessable and are owned by Moxham or a Subsidiary of Moxham free and clear of any claim, lien or encumbrance.

               (g) Absence of Certain Changes or Events. Except as disclosed in the Moxham SEC Documents filed prior to the date of this Agreement, since December 31, 1994, Moxham and its Subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Moxham or any of its Subsidiaries which has had, or is reasonably likely to have, a material adverse effect on Moxham, and Moxham and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

               (h)   Certain Changes.   Since December 31, 1994, there has
          been:

                    (i) no change in the organization, key personnel or method of doing business of Moxham or any of its Subsidiaries, except for changes in the ordinary course of business, none of which, individually or in the aggregate, has been material to the business or financial condition of Moxham on a consolidated basis;

                     (ii) no damage, destruction or casualty loss with respect to property owned or leased by Moxham or any of its Subsidiaries (whether or not covered by insurance) which affected or could affect the business or financial condition or results of Moxham on a consolidated basis;

                     (iii) no changes in the authorized or issued shares of Moxham Common Stock or Moxham Preferred Stock and no declaration or payment of distributions or dividends with respect to the Moxham Common Stock or redemption or repurchase of any such shares, except as otherwise permitted by Section 4.3(c) of this Reorganization Agreement and except for changes occurring as a result of any conversion of Moxham Preferred Stock into Moxham Common Stock; and

                     (iv)  no acquisition by Moxham or any of its
          Subsidiaries of the assets or more than 5% of the outstanding voting capital stock of another company.

               (i) Taxes. Moxham and its Subsidiaries have filed when due all returns ("Returns") for and paid in full all Taxes to the extent such filings and payments were required prior to the date of this Reorganization Agreement. Such filings comply with all applicable laws and are true, correct and complete. Any amounts set up as accruals or reserves in the audited consolidated financial statements of Moxham are sufficient for the payment of all Taxes, whether or not presently being asserted or assessed, the liability for which has arisen from any action of Moxham or any of its Subsidiaries prior to the dates of such financial statements. No claims are currently being made by any taxing authority with respect to any Return, and Moxham has no knowledge of any basis for any such claims. Proper and accurate amounts have been withheld and remitted by Moxham and its Subsidiaries from and for their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state and local law. Moxham has not had any Tax deficiencies proposed or assessed against it and has not executed any waiver or extended the statute of limitations on the audit of any Return or the assessment or collection of any Tax.

               (j) Compliance with Laws. Moxham and each of its Subsidiaries are in compliance in all material respects with all laws and regulations applicable to their respective operations or with respect to which compliance is a condition of engaging in the business thereof. Moxham and its Subsidiaries have paid all assessments and filed all reports and statements required to be filed with respect thereto under the rules and regulations of the DOB and the OCC.

               (k)   Environmental.

                     (i) There are no Environmental Conditions applicable to Moxham or any of its Subsidiaries;

                     (ii) There are no underground storage tanks located beneath the Owned Real Property or any real property leased by Moxham or any of its Subsidiaries (the "Leased Real Property");

                     (iii) No investigation, administrative order, consent order, agreement, litigation or settlement with respect to any Environmental Condition is proposed, threatened or in existence and neither Moxham nor any of its Subsidiaries has received any communication from or on behalf of any governmental authority that alleges that any such Environmental Condition exists;

                     (iv) Neither Moxham nor any of its Subsidiaries has transported any Hazardous Substances or arranged for the transportation of such Hazardous Substances to any location which is listed or proposed for listing under CERCLA or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Moxham or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

               (l) Insurance. Neither Moxham nor any of its Subsidiaries is in default with respect to any provisions of any liability or other forms of insurance held by it or has failed to give any notice or present any claim thereunder in a due and timely fashion. All polices of insurance are in full force and effect and are carried in an amount and are otherwise adequate to protect Moxham from any material adverse loss on a consolidated basis. Neither Moxham nor any of its Subsidiaries has been denied any application for insurance or had any policy of insurance terminated during the past three years, or has been notified of any pending termination.

               (m)   ERISA.

                     (i) Disclosure. Moxham has previously delivered to BT Financial a true, correct and complete list of all qualified pension and profit-sharing plans, all deferred compensation, consultant, bonus and group insurance contracts and other incentive, welfare and employee benefit plans and agreements that are presently in effect for the benefit of employees or former employees of either Moxham or any of its Subsidiaries. Moxham has made available to BT Financial, as to each plan where applicable, a true and correct copy of (A) such plan, (B) the most recent annual report (Form 5500) filed with the Service, (C) each trust agreement and group annuity contract relating to such plan, (D) the most recent actuarial report or valuation relating to such plan that was delivered to either Moxham or any of its Subsidiaries by the actuary for the plan and (E) the most recent favorable Service determination letter with respect to such plan. Moxham has previously delivered to BT Financial a list of all employee benefit plans (as defined in Section 3(3) of ERISA) and each other employee benefit arrangement, contract, agreement or policy, including, without limitation, pension or profit sharing or thrift plans, contributions to medical benefit, death benefit and disability programs, and vacation and sick leave policies applicable to employees of either Moxham or any of its Subsidiaries (hereinafter referred to collectively as the "Plans"). All Plans have been operated substantially in accordance with their respective terms and there have been no operational defects in the operation of the Plans. All Plans have complied in all material respects with applicable requirements of the Code and any predecessor federal income tax laws, ERISA, the health care continuation requirements of COBRA, all other applicable laws, and any applicable collective bargaining agreements. Without limiting the generality of the foregoing, Moxham and its Subsidiaries have provided all notices and other correspondence to employees and former employees required by the health care continuation provisions of COBRA, except where the failure to provide any such notice would not have a material adverse effect on Moxham on a consolidated basis.

                     (ii)  Liabilities.  Neither Moxham nor its
          Subsidiaries nor any Plan has incurred any liability to the PBGC or excise tax payable to the Service with respect to any Plans, and neither Moxham nor any of its Subsidiaries has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from, nor does it have any obligation to contribute to, a multiemployer plan. Neither Moxham nor its Subsidiaries have knowledge of any circumstances that would adversely affect the qualification of the Plans or their compliance with the applicable requirements of ERISA, of any "reportable event" (within the meaning of Section 4043(b) of ERISA) or of any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which circumstances, reportable event or prohibited transaction has occurred and which could reasonably be expected to result in any tax or liability material to Moxham on a consolidated basis. All such Plans have assets valued at fair market value which are equal to 110% of the accumulated benefit obligations (as calculated on a termination basis using the actuarial assumptions set forth in the respective plans and the interest rate for immediate annuities as published by the PBGC and in effect for terminations in November, 1995 under such Plans).

               (n) Representations Not Misleading. No representation or warranty by Moxham in this Reorganization Agreement contains, and no written statement, exhibit or schedule furnished to BT Financial by or on behalf of Moxham or any of its Subsidiaries under this Reorganization Agreement will contain as of the date thereof, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect, when taken as a whole.

               (o) Information Supplied. None of the information supplied or to be supplied by Moxham for inclusion or incorporation by reference in

                     (i) the Registration Statement will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and

                     (ii) the Prospectus/Proxy Statement will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Prospectus/Proxy Statement (except for such portions thereof that relate only to BT Financial) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

               (p) Accounting Matters. Neither Moxham nor any of its Subsidiaries, has through the date hereof taken or agreed to take any action that would prevent BT Financial from accounting for the business combination to be effected by the Merger as a "pooling of interests".

               (q) Certain Agreements. Except as disclosed in the Moxham SEC Documents filed prior to the date of this Agreement or as disclosed in writing to the other party prior to the date hereof and except for this Agreement, as of the date of this Agreement, neither Moxham nor any of its Subsidiaries is a party to any oral or written

                     (i) consulting agreement not terminable on six months or less notice involving the payment of more than $50,000 per annum;

                     (ii) collective bargaining agreement covering any employees in the United States;

                     (iii) employment agreement with any director, officer or employee of Moxham or Subsidiary of Moxham;

                     (iv) other agreement with any director, officer or other employee of Moxham or any Subsidiary of Moxham the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Moxham, Moxham Bank or FNB Garrett of the nature contemplated by this Agreement, except for Moxham's Executive Retirement Plan, as amended through December 12, 1995; or

                     (v) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

               (r) Agreements with Bank Regulators. Neither Moxham nor any of its Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has Moxham been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

               (s) Loan Loss Reserve. The loan loss reserve maintained by each of Moxham Bank and FNB Garrett for all loans in its portfolio is adequate in all respects under the requirements of generally accepted accounting principles and practices within the financial institutions industry to cover all reasonably anticipated risks of nonpayment with regard to the loan portfolio of each of Moxham Bank and FNB Garrett.

               (t) Fidelity Bonds. Each of Moxham Bank and FNB Garrett has maintained continuously fidelity bonds insuring it against acts of dishonesty by each of its employees in aggregate amounts as are customary, usual and prudent for savings institutions of its size, which coverage currently is $ 2,000,000. Since December 31, 1994 there have been no claims under such bonds, and Moxham is not aware of any facts which would form the basis of a claim under such bonds. Moxham has no reason to believe that its fidelity coverage will not continue to be available on substantially the same terms as its existing coverage.

               4.2. Representations and Warranties of BT Financial. BT Financial represents and warrants to Moxham as follows:

               (a) Organization and Capitalization. BT Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has full power and authority to carry on its business as it is now being conducted and to carry out the transactions contemplated by this Reorganization Agreement. The authorized capital stock of BT Financial consists of 10,000,000 shares of common stock, par value $5 per share, of which 3,826,581 shares are issued and outstanding as of the date hereof and no shares are held in the treasury of BT Financial, and 2,000,000 shares of preferred stock, of which no shares are issued and outstanding. All issued and outstanding shares of BT Financial Common Stock are validly issued, fully paid and nonassessable. There is no subscription, option, warrant, call, right, stock appreciation right or commitment of any kind obligating BT Financial to issue any of its stock or to acquire any of its stock under any circumstances or to pay cash on account of stock appreciation.

               (b) Authority for Transactions. This Reorganization Agreement has been, and the Articles of Merger and the Certificate of Merger, when executed and delivered, will have been, duly and validly authorized, executed and delivered by BT Financial, subject only to the approval of the stockholders of BT Financial and Moxham, the DOB and the Federal Reserve Board, and constitutes the valid and binding obligations of BT Financial and are and will be enforceable in accordance with their respective terms.

               (c) No Conflicts. Neither the execution, delivery and performance of this Reorganization Agreement by BT Financial nor the consummation of the Transactions nor compliance by BT Financial with any of the provisions hereof will

                     (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of BT Financial or any of its Subsidiaries under any of the terms, conditions or provisions of, (A) the articles of incorporation or bylaws, as amended, of BT Financial or any of its Subsidiaries or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BT Financial or any of its

          Subsidiaries is a party or by which either of them is bound or to which any of their respective properties or assets may be subject, or

                     (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to them or any of their respective properties or assets.

               (d) Consents and Approvals. No consents or approvals of or filings or registrations with any third party or any public body, agency or authority are necessary in connection with the execution and delivery by BT Financial of this Reorganization Agreement, its performance of the transactions contemplated hereby and consummation of the transactions contemplated hereby except for

                     (i) the filing with any federal or state governmental authority of a Prospectus/Proxy Statement, a Registration Statement and any other applicable securities filings relating to the issuance of BT Financial Common Stock and the meetings of the stockholders of Moxham and BT Financial, respectively, at which the Merger is to be considered;

                     (ii) the approval of the Federal Reserve Board and the DOB of BT Financial's acquisition of all of the issued and outstanding shares of Moxham;

                     (iii)  the approval of the stockholders of Moxham;

                     (iv)  the approval of the stockholders of BT
          Financial;

                     (v) the obtaining of any necessary third party consents ; and

                     (vi)  the expiration of any regulatory waiting period.

               (e) SEC Documents. BT Financial has made available to Moxham a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by BT Financial with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since December 31, 1993 (as such documents have since the time of their filing been amended, the "BT Financial SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that BT Financial was required to file with the SEC since that date. As of their respective dates of filing with the SEC, the BT Financial SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such BT Financial SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of BT Financial included in the BT Financial SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of BT Financial and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the BT Financial SEC Documents have been so filed.

               (f) Subsidiaries. Exhibit 21 to BT Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 includes all the Subsidiaries of BT Financial as of the date of this Agreement. BT Financial owns, directly or indirectly, beneficially and of record 100% of the issued and outstanding voting securities of each such Subsidiary. Each of BT Financial's Subsidiaries that is a bank (as defined in the Bank Holding Company Act) is an "insured bank" as defined in the FDIA and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by BT Financial Subsidiary are fully paid and nonassessable and are owned by BT Financial or a Subsidiary of BT Financial free and clear of any claim, lien or encumbrance.

               (g) Absence of Certain Changes or Events. Except as disclosed in the BT Financial SEC Documents filed prior to the date of this Agreement, since December 31, 1994, BT Financial and its Subsidiaries have not incurred any material liability, except in the ordinary course of their businesses consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, financial condition or results of operations of BT Financial or any of its Subsidiaries which has had, or is reasonably likely to have, a material adverse effect on BT Financial, and BT Financial and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

               (h) Representations Not Misleading. No representation or warranty by BT Financial in this Reorganization Agreement contains, and no written statement, exhibit or schedule furnished to Moxham by or on behalf of BT Financial or any of its Subsidiaries under this Reorganization Agreement will contain as of the date thereof, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect, when taken as a whole.

               (i) Information Supplied. None of the information supplied or to be supplied by BT Financial for inclusion or incorporation by reference in

                     (i) the Registration Statement will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and

                     (ii) the Prospectus/Proxy Statement will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Prospectus/Proxy Statement (except for such portions thereof that relate only to Moxham) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

               (j) Accounting Matters. Neither BT Financial nor any of its Subsidiaries, has through the date hereof taken or agreed to take any action that would prevent BT Financial from accounting for the business combination to be effected by the Merger as a "pooling of interests".

               (k) Employment Matters. BT Financial intends to offer the following employees of Moxham or its Subsidiaries employment at will with BT Financial or its Subsidiaries with salaries and benefits commensurate with the salaries and benefits available to employees in comparable positions at BT Financial or its Subsidiaries, as the case may be: Messrs. J.W. Smith, R.G. Case, P.J. Hayes, R.L. Hackett, R.W. Brant, S.C. Witt, Ms. S.F. Joseph and Mr. H.E. Hudnall.

               4.3. Covenants of Moxham. Moxham hereby covenants and agrees that:

               (a) Access to Corporate Records. Until the Closing Date, Moxham and its Subsidiaries shall give BT Financial and its representatives full access during normal business hours to all their property, documents, contracts and records and such information with respect to their business affairs and properties as BT Financial from time to time may reasonably request; provided, however, that neither Moxham nor its Subsidiaries shall be required to give such access or information to the extent that it is prohibited therefrom by a rule, regulation or order of any regulatory body. All documents, contracts, records or information obtained pursuant to this Section 4.3(a) shall be and remain subject to the confidentiality provisions of Section 2.8 of this Reorganization Agreement. Moxham shall immediately notify BT Financial of any amendment to or modification of any forecasts previously delivered to BT Financial.

               (b) Financial Statements and Internal Audit Reports. Moxham shall promptly provide BT Financial with copies of its annual, quarterly and monthly financial statements for the periods ending between the date of this Reorganization Agreement and the Effective Time. Moxham shall promptly forward to BT Financial copies of Moxham's periodic internal audit reports. Moxham shall also promptly provide or permit inspection of all reports filed by it or any of its Subsidiaries during such period with the OCC or the Federal Reserve Board and copies of all notices or reports sent to its stockholders to the extent permitted by law and all notices, reports, and review letters received from the OCC or the Federal Reserve Board. Until the Closing Date, Moxham will provide copies of all such financial statements and notices, reports and review letters to BT Financial on a prompt and timely basis.

               (c) Negative Covenants - Conduct of Business. Except with the prior written consent of BT Financial, neither Moxham nor any of its Subsidiaries shall, on or after the date hereof:

                     (i) issue any capital notes or shares of its capital stock, declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any other distribution of, on, or with respect to, its capital stock, except

                           (A) up to 74,722 shares of Moxham Common Stock may be issued after December 31, 1994 in connection with Moxham's Dividend Reinvestment Plan;

                           (B) Moxham may pay regular quarterly dividends in an amount not to exceed $.16 per share of Moxham Common Stock and $2.00 per share of Moxham Preferred Stock;

                           (C) issuance of Moxham Common Stock upon conversion of Moxham Preferred Stock.

                     (ii) merge with, consolidate with, sell its assets to, or acquire substantially all the assets of, any other corporation, bank or person, or enter into any other transaction not in the ordinary course of business;

                     (iii) make any direct or indirect redemption, purchase or other acquisition of any of its capital stock;

                     (iv) create any pension or profit sharing plan, bonus, deferred compensation, death benefit or retirement plan, or any other fringe benefit, enter into any employment contract (written or otherwise), or grant any bonuses to any officer, director or employee;

                     (v) amend its articles of incorporation or bylaws except as may be necessary to consummate the transactions contemplated by this Reorganization Agreement or as required by law;

                     (vi) incur any liability or obligation or make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course of business;

                     (vii) increase the rate of compensation of any director, officer, employee or agent or enter into any agreement to increase the rate of compensation of any director, officer or employee, other than normal increases in the ordinary course of business and consistent with past practice;

                     (viii) intentionally do anything or intentionally fail to do anything which will cause a breach or a default under any contract, agreement, commitment or obligation to which it is a party or by which it may be bound;

                     (ix) except for securities transactions effected in the ordinary course of business with the prior consent of BT Financial (which consent shall not be unreasonably withheld), make any capital expenditures in excess of $ 25,000 in the aggregate; or modify or extend any service bureau contracts, hardware/software maintenance agreements, lease agreements or other contracts that involve annual payments by Moxham or any of its Subsidiaries that exceed $ 5,000 per contract or $ 20,000 in the aggregate;

                     (x) change its lending, borrowing, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law, regulation or regulatory directives, except that, in connection with the closing of the transactions contemplated hereby, Moxham shall, and it shall cause its Subsidiaries to, cooperate in good faith with BT Financial to adopt policies, practices and procedures consistent with those utilized by BT Financial and its Subsidiaries;

                     (xi) open, close or move any of the branch offices of Moxham Bank or FNB Garrett except for the pending sale of Moxham's Salem 22 Plaza office;

                     (xii) purchase any securities, including, without limitation, mortgage-backed securities, at a price approximately fifty basis points above or below the face value of such securities.

               (d) Notice of Changes. Until the Effective Time, Moxham and its Subsidiaries shall give BT Financial prompt written notice of any change or inaccuracies in any data previously given or made available to BT Financial pursuant to this Reorganization Agreement.

               (e) Acquisition Proposals. Neither Moxham nor any of its Subsidiaries nor any of its officers and directors or the directors and officers of its Subsidiaries nor any of its other affiliates (as defined in Rule 12b-2 under the Exchange Act) (each, an "Affiliate") shall, and Moxham shall cause it and its Subsidiaries' employees, agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by Moxham or any of its Subsidiaries and any individual member or employee of the foregoing) (each, an "Agent") not to,

                     (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its respective stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets or equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or

                     (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or

                     (iii) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal.

          Moxham shall notify BT Financial immediately if any inquiries, proposals or offers related to an Acquisition Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to an Acquisition Proposal are sought to be initiated or continued with it or any individual or entity referred to in the first sentence of this Section 4.3(e), and of the terms and other details of any such Acquisition Proposal or request.

               4.4. Covenants of Both Parties. Both of the Parties covenants and agrees that:

               (a) Conduct of Business. From and after the date hereof and until the Closing Date, each Party shall, and shall cause each of its Subsidiaries to:

                     (i)  carry on its business diligently and
          substantially in the same manner as heretofore and, except as otherwise provided in this Reorganization Agreement, will not institute any unusual or novel methods of management or operation of its properties or business;

                     (ii) maintain its books and records in the usual, ordinary and normal course;

                     (iii)  promptly advise the other Party in writing of
          (A) the initiation of any litigation of any kind against it or any litigation by it and (B) the happening of any event which in the reasonable belief of its management may have an adverse effect on either Moxham on a consolidated basis or BT Financial on a consolidated basis, as the case may be;

                     (iv) continue in effect its present insurance coverage at the present levels on all properties, assets, business and personnel;

                     (v) use its best efforts to preserve its business organization intact, to keep available its present employees, to preserve its relationships with customers and others having business dealings with it and to maintain all of its tangible property in customary repair, order and condition (reasonable wear and tear excepted); and

                     (vi) ensure that its executive officers shall meet periodically with the executive officers of the other Party to exchange information on their respective institutions, and to facilitate an orderly transition following the Closing Date.

               (b)   Best Efforts.   Each of Moxham and BT Financial
          shall, and shall cause its Subsidiaries to, use all reasonable efforts:

                     (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, subject to the appropriate vote of stockholders of Moxham and BT Financial; and

                     (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and or any other public or private third party which is required to be obtained or made by such Party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption is likely, in such Party's reasonable opinion, to result in a condition or restriction on such Party or on BT Financial having an effect of the type referred to in Section 4.1(g) or Section 4.2(g), as the case may be. Each of Moxham and BT Financial will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

               (c) Other Actions. No Party shall, or shall permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Party or on the BT Financial following the Effective Time, or in any of the conditions to the Merger set forth in Article V not being satisfied, or (unless such action is required by applicable law or sound banking practice) which would adversely affect the ability of any of them to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction which would be unduly burdensome in the judgment of BT Financial.

               (d) Accounting Methods. Neither BT Financial nor Moxham shall change its methods of accounting in effect at December 31, 1994, except as required by changes in generally accepted accounting principles as concurred in by such party's independent auditors. Neither BT Financial nor Moxham will change its fiscal year.

               (e)   Pooling and Tax-Free Reorganization Treatment.
          Neither BT Financial nor Moxham shall, or shall permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger and the Bank Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

               (f) Environmental Studies. Within forty-five days following the date of this Reorganization Agreement, Moxham shall cause to be completed by independent consultants that are acceptable to BT Financial, and, at Moxham's sole cost and expense, a Phase I environmental assessment ("Phase I assessment") and a structural site inspection, including a written report thereof ("Site Inspection Report"), of each of Moxham's Owned Real Property and shall deliver a copy of such Phase I assessment to BT Financial. If BT Financial should determine pursuant to the results of such Phase I assessment that
          (i) there has been any storage, discharge, disposal, release or emission of any Hazardous Substance in, on or from any Owned Real Property and (ii) BT Financial reasonably believes that it could become responsible for the remediation of such storage, discharge, disposal, release or emission or become liable for monetary damages resulting therefrom, then BT Financial shall inform Moxham in writing with specificity within fifteen business days of BT Financial's receipt of the Phase I assessment. Further, if BT Financial should determine pursuant to the results of the Site Inspection Report that any of the Owned Real Property is structurally damaged, BT Financial shall inform Moxham in writing within fifteen business days' receipt of the Site Inspection Report of the specific structural damage to the Owned Real Property. Upon receipt of a notice from BT Financial in connection with the Phase I assessment or Site Inspection Report, Moxham shall, at its sole cost and expense (subject to the limitation set forth below), take necessary actions to correct the specific defects set forth in the notice. Upon completion of such corrective action to the satisfaction of BT Financial, or Moxham's proving to BT Financial that BT Financial would not be responsible for remediation or be liable for monetary damages (unless, in BT Financial's reasonable opinion, the results of the Phase I assessment or the Site Inspection Report would materially adversely affect the marketability of said property), BT Financial shall remove any objection it may have with respect to that certain parcel of Owned Real Property and proceed promptly toward Closing. If the costs to remedy the specific defects set forth in the Phase I assessment or Site Inspection Report are anticipated to exceed $100,000 in the aggregate, BT Financial, in its sole discretion, may terminate this Reorganization Agreement.

               4.5. Covenants of BT Financial. BT Financial hereby covenants and agrees that:

               (a) Access to Corporate Records. Until the Closing Date, BT Financial shall give Moxham and its representatives full access during normal business hours to all its property, documents, contracts and records and such information with respect to its business affairs and properties (in each case including those of its Subsidiaries) as Moxham from time to time may reasonably request; provided, however, that BT Financial shall not be required to give such access or information to the extent that it is prohibited therefrom by a rule, regulation or order of any regulatory body. All documents, contracts, records or information obtained pursuant to this Section 4.5(a) shall be and remain subject to the confidentiality provisions of Section
          2.8 of this Reorganization Agreement.

               (b) Financial Statements. BT Financial shall promptly provide Moxham with copies of its annual and quarterly financial statements, as included in its reports on Form 10-K or 10-Q, respectively, as filed with the SEC pursuant to the requirements of the Exchange Act, for the periods ending between the date of this Reorganization Agreement and the Effective Time. Until the Closing Date, BT Financial will provide copies of any reports it files with the SEC under the Exchange Act to Moxham on a prompt and timely basis.

               (c) Notice of Changes. Until the Effective Time, BT Financial shall give Moxham prompt written notice of any material change or inaccuracies in any data previously given or made available to Moxham pursuant to this Reorganization Agreement.


               (d)   Employee Matters.

                      (i) As of the Effective Time, BT Financial and its Subsidiaries shall attempt to cause all persons who are employed by Moxham and/or any of its Subsidiaries on such date to be employed by Subsidiaries of BT Financial and, as soon as practicable after the Effective Time, with benefits which in the aggregate are no less favorable than those generally afforded to other employees of BT Financial or its Subsidiary providing such employment. Prior service with Moxham or its Subsidiaries shall not be considered for purposes of determining eligibility for or vesting of such employee benefits, nor for any other purpose. This Section 4.5(d) shall not be construed

                           (A) to limit the ability of BT Financial and its Subsidiaries to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate or

                           (B) to require BT Financial or its Subsidiaries to provide employees or former employees with post-retirement medical benefits.

          Any employee who has the benefit of an employment or severance agreement who shall be offered employment by BT Financial or any BT Financial Subsidiary and who shall accept such employment shall be required, as a condition to such employment, to agree in writing to the termination of such agreement from and after the Effective Time.

                      (ii) any full-time employee of Moxham or any Moxham Subsidiary whose employment is terminated, other than for cause, by BT Financial or Johnstown Bank, as the case may be, within six months after the Effective Time, and not offered a comparable job with BT Financial or a Subsidiary of BT Financial, will be paid, in addition to accrued vacation pay, sick leave and other similar amounts customarily paid by such person's employer, severance pay equal to one week's W-2 compensation multiplied by each year of service with Moxham or any Moxham Subsidiary not exceeding three months salary for any employee having less than 15 years of continuous service as a full-time employee of Moxham and its Subsidiaries and their respective predecessors and not exceeding six months salary for any employee having 15 or more years of such continuous service. For purposes of this section, a job shall not be considered comparable if it requires the employee to work less than 30 hours per week or is at a location more than 45 miles from an employee's office of employment as of the date of this Reorganization Agreement.

               (e) Indemnification of Moxham Officers and Directors. After the Effective Time, BT Financial, as successor to Moxham, shall indemnify and hold harmless any former directors, officers, employees or agents of either Moxham, FNB Garrett or Moxham Bank who have rights to indemnification under the articles of incorporation and bylaws of Moxham, FNB Garrett or Moxham Bank, as the case may be, and the BCL from and against any and all claims, losses, liabilities or damages arising out of or in connection with any of their activities in such capacities or on behalf of, or at the request of Moxham, FNB Garrett or Moxham Bank prior to the Effective Time ("Claims") in accordance with and to the extent required under the articles of incorporation and bylaws of Moxham, FNB Garrett and Moxham Bank and the BCL. Further, BT Financial shall be obligated to advance expenses incurred with respect to the foregoing, as they are incurred, in each case only to the extent such advances are required under the articles of incorporation and bylaws of Moxham, FNB Garrett or Moxham Bank as in effect on the date hereof and the BCL. The obligations of BT Financial specified in the preceding sentences shall survive the Merger and shall continue in full force and effect following the Effective Time for a period of no more than one year; provided, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim. BT Financial shall provide officers and directors liability insurance coverage for all former directors and officers of Moxham, FNB Garrett and Moxham Bank, whether or not they become part of the BT Financial organization after the Effective Time, to the same extent as such coverage is provided to BT Financial's officers and directors for a period of one year following the Effective Time. This section shall not increase, in any manner, any liabilities or obligations BT Financial would otherwise have as the successor by merger to Moxham, nor does it increase any rights or grant any additional rights to any former directors, officers, employees or agents of Moxham, FNB Garrett or Moxham Bank.

               (f) Bank Regulatory Applications. As promptly as practicable after the date hereof.

                     (i) BT Financial and/or its Subsidiaries, as appropriate, shall submit any requisite applications for prior approval of the transactions contemplated herein and in the Bank Plan of Merger to the appropriate federal and state (if applicable) financial institution regulatory authorities depending upon the structure of the Merger and the Bank Merger,

                     (ii) BT Financial shall submit an application for prior approval of the Bank Merger to the Federal Reserve Board pursuant to the Bank Merger Act and Section 5(d)(3) of the FDIA,

                     (iii) each of the Parties hereto shall, and they shall cause their respective Subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger and the Bank Merger. Moxham and BT Financial each represents and warrants to the other that all information concerning it, its Subsidiaries and their respective directors, officers, stockholders and Subsidiaries included (or submitted for inclusion) in any such application shall be true, correct and complete in all material respects.


                                      ARTICLE V
                                 CONDITIONS PRECEDENT

               5.1. Conditions Precedent to the Obligations of BT Financial. The obligations of BT Financial to consummate the transactions contemplated by this Reorganization Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by BT Financial to the extent permitted by law:

               (a) Performance of Covenants. Each of the acts and undertakings to be performed by Moxham hereunder on or before the Closing Date shall have been duly performed; and the Chief Executive Officer of Moxham shall have executed and delivered to BT Financial a certificate, dated as of the Closing Date, to that effect.

               (b) Representations True at Closing. The representations and warranties made by Moxham herein shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), and the Chief Executive Officer of

          Moxham shall have executed and delivered to BT Financial a certificate, dated as of the Closing Date, to that effect.

               (c)   Certified Resolutions.  Moxham shall have furnished
          BT Financial with a certified copy of resolutions duly adopted by its Board of Directors and stockholders authorizing and approving this Reorganization Agreement and the transactions contemplated hereby and thereby.

               (d) Moxham Shareholder Approval. This Reorganization Agreement shall have been approved by

                     (i) the affirmative vote of the holders of seventy percent (70%) of the outstanding shares of Moxham Common Stock, and

                     (ii) the affirmative vote of a majority of the holders of Moxham Preferred Stock entitled to vote thereon.

               (e) Government Approvals and Other Consents. BT Financial, Moxham and their Subsidiaries shall have received in form and substance satisfactory to BT Financial all necessary federal and state governmental and regulatory approvals and other consents necessary to permit consummation of the Merger and the Bank Merger (including but not limited to approvals of the FDIC, the Federal Reserve Board, the DOB or other applicable federal regulatory agency and the stockholders of Moxham and the stockholders of BT Financial). No such approvals and consents shall require BT Financial or such Subsidiary to enter into any agreement or stipulation that is inconsistent with prior OCC, DOB or Federal Reserve Board practice or procedure, and all applicable waiting periods required by law shall have expired or elapsed.

               (f) No Injunction. No action, proceeding, regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Reorganization Agreement, the consummation of the transactions contemplated hereby or the Bank Merger, which, in the good faith judgment of BT Financial, would make it inadvisable to consummate such transactions.

               (g) No Material Misstatements or Omissions. BT Financial shall not have discovered any material error, misstatement or omission in any of the representations or warranties of Moxham contained in this Reorganization Agreement or in any certification or information furnished in writing or to be furnished in writing to BT Financial hereunder, or in the information to be furnished by Moxham and contained in the Registration Statement or any material failure to perform or satisfy any covenants of Moxham and its Subsidiaries contained herein.

               (h) Changes in Financial Condition. Since September 30, 1995, there shall not have occurred any material adverse change in the business, financial condition, results of operations or prospects of Moxham on a consolidated basis, other than changes resulting from or attributable to changes in laws or regulations, generally accepted accounting principles, or interpretations thereof, that affect Moxham's industry generally.

               (i) Registration Statement. The Registration Statement covering the shares of BT Financial Common Stock to be issued to the stockholders of Moxham under this Reorganization Agreement shall have been declared effective by the SEC, shall be exempt or declared effective in each state having jurisdiction thereon, and no stop order proceeding shall be pending or threatened with respect thereto.

               (j) Opinion of Counsel. An opinion of Plowman, Spiegel & Lewis, P.C., counsel for Moxham, FNB Garrett and Moxham Bank, shall have been delivered to BT Financial, dated the Closing Date, and in form and substance satisfactory to BT Financial and its counsel, as to the matters set forth in Sections 4.1(a) through (e) inclusive. In expressing such opinion, counsel may rely on opinions of other counsel to Moxham and its Subsidiaries, certificates of officers and other representatives of Moxham and its Subsidiaries as to matters of fact and certificates of public officials as to matters within their jurisdiction.

               (k) Fairness Opinion. BT Financial shall have received a fairness opinion from Berwind Financial Group, L.P. its financial advisor, as of the date of the mailing of the Prospectus/Proxy Statement to its stockholders, in form and substance satisfactory to BT Financial, to the effect that the Merger is fair, from a financial point of view, to the stockholders of BT Financial based upon the market price of the BT Financial Common Stock as of the date of such opinion.

               (l) Accounting Opinion. BT Financial shall have received an opinion from Coopers & Lybrand L.L.P. as of the Closing Date that the Merger shall be accounted for as a pooling of interests in accordance with generally accepted accounting principles.

               (m)   BT Financial Shareholder Approval.  This
          Reorganization Agreement shall have been approved by the affirmative vote of the majority of votes cast by all holders of BT Financial Common Stock entitled to vote thereon.

               (n) Tax Ruling or Opinion. BT Financial shall have received a Private Letter Ruling from the Service or an opinion of Kirkpatrick & Lockhart LLP, counsel to BT Financial, in form and substance reasonably satisfactory to BT Financial, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that accordingly:

                     (i) No gain or loss will be recognized by BT Financial or Moxham as a result of the Merger; and

                     (ii) No gain or loss will be recognized by the stockholders of Moxham who or which exchange their Moxham Common Stock solely for BT Financial Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BT Financial Common Stock).

          In rendering such opinion, Kirkpatrick & Lockhart LLP may require and rely upon representations contained in certificates of officers of BT Financial, Moxham and others.

               (o) Dissenters' Shares. The number of Dissenters' Shares (treating all Moxham Preferred Stock shares as if they had converted into Moxham Common Stock) as of the Closing Date shall be less than 10% of the issued and outstanding shares of Moxham Common Stock.

               5.2.  Conditions Precedent to the Obligations of Moxham.
          The obligations of Moxham to consummate the transactions contemplated by this Reorganization Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Moxham to the extent permitted by law:

               (a) Performance of Covenants. Each of the acts and undertakings to be performed by BT Financial hereunder on or before the Closing Date shall have been duly performed; and the Chief Executive Officer of BT Financial shall have executed and delivered to Moxham a certificate, dated as of the Closing Date, to that effect.

               (b) Representations True at Closing. The representations and warranties made by BT Financial herein shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such time (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), except for the issuance of additional shares of BT Financial Common Stock or preferred stock, and the Chief Executive Officer of BT Financial shall have executed and delivered to Moxham a certificate, dated as of the Closing Date, to that effect.

               (c) Certified Resolutions. BT Financial shall have furnished Moxham with a certified copy of resolutions duly adopted by the Board of Directors of BT Financial authorizing this Reorganization Agreement and the transactions contemplated hereby.

               (d)   BT Financial Shareholder Approval.  This
          Reorganization Agreement shall have been approved by the affirmative vote of the majority of votes cast by all holders of BT Financial Common Stock entitled to vote thereon.

               (e)   Government Approvals and Other Consents.  BT
          Financial and Moxham shall have received all necessary federal and state governmental and regulatory approvals, stockholder and stockholder approvals and other consents necessary to permit consummation of the Merger, the Bank Merger (including but not limited to approvals of the Federal Reserve Board and the DOB and the stockholders of Moxham and the stockholders of BT Financial), and all applicable waiting periods required by law shall have expired or elapsed.

               (f) No Injunction. No injunction shall have been issued by any court or governmental agency which prohibits or restricts the consummation of the transactions contemplated by this Reorganization Agreement which, in the good faith judgment of Moxham, would make it inadvisable to consummate such transactions.

               (g) No Material Misstatements or Omissions. Moxham shall not have discovered any material error, misstatement or omission in any of the representations or warranties of BT Financial contained in this Reorganization Agreement or in any certification or information furnished in writing or to be furnished in writing to Moxham hereunder, or in the information to be furnished by BT Financial and contained in the Prospectus/Proxy Statement furnished to the stockholders of Moxham in connection with the Merger or any material failure to perform or satisfy any covenants of BT Financial contained herein.

               (h) Changes in Financial Condition. Since September 30, 1995, there shall not have occurred any material adverse change in the financial condition of BT Financial on a consolidated basis, other than changes resulting from or attributable to changes in laws or regulations, generally accepted accounting principles, or interpretations thereof, that affect BT Financial's industry generally.

               (i) Registration Statement. The Registration Statement covering the shares of BT Financial Common Stock to be issued to the stockholders of Moxham under this Reorganization Agreement shall have been declared effective by the SEC, shall be exempt or declared effective in each state having jurisdiction thereon, and no stop order proceeding shall be pending or threatened with respect thereto.

               (j) Opinion of Counsel. An opinion of Kirkpatrick & Lockhart LLP, counsel for BT Financial, shall have been delivered to Moxham, dated the Closing Date, and in form and substance satisfactory to Moxham and its counsel, as to the matters set forth in Sections 4.2(a) through (e) inclusive. In expressing such opinion, counsel may rely on opinions of other counsel to BT Financial, certificates of officers and other representatives of BT Financial as to matters of fact and certificates of public officials as to matters within their jurisdiction.

               (k) Fairness Opinion. Moxham shall have received, as of the date of the mailing of the Prospectus/Proxy Statement to its stockholders to consider and vote upon the Merger, an opinion from Hopper Soliday & Co., its investment advisor, in form and content satisfactory to Moxham, to the effect that the Merger is fair, from a financial point of view, to the stockholders of Moxham.

               (l) Moxham Shareholder Approval. This Reorganization Agreement shall have been approved by

                     (i) the affirmative vote of the holders of seventy percent (70%) of the outstanding shares of Moxham Common Stock, and

                     (ii) the affirmative vote of a majority of the holders of Moxham Preferred Stock entitled to vote thereon.

               (m) Tax Ruling or Opinion. Moxham shall have received a Private Letter Ruling from the Service or an opinion of Kirkpatrick & Lockhart LLP, counsel to BT Financial, in form and substance reasonably satisfactory to Moxham, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that accordingly:

                     (i) No gain or loss will be recognized by BT Financial or Moxham as a result of the Merger; and

                     (ii) No gain or loss will be recognized by the stockholders of Moxham who or which exchange their Moxham Common Stock solely for BT Financial Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BT Financial Common Stock).

          In rendering such opinion, Kirkpatrick & Lockhart LLP may require and rely upon representations contained in certificates of officers of BT Financial, Moxham and others.

               5.3.  Waivers.  A condition precedent as set forth in this
          Article V shall be deemed to be satisfied if it has been materially and reasonably satisfied, and no Party shall fail to consummate the transactions described herein by reason of a breach of any covenant or the failure to satisfy a condition precedent unless such breach or failure is material to such transactions as a whole. Any condition waived in writing by the Party entitled to the benefit thereof shall thereafter cease to be a condition precedent for purposes of this Article V.


                                      ARTICLE VI
                                 BROKERS AND EXPENSES

               6.1. Brokers. Each Party represents and warrants to each other Party that no broker or finder has acted for it in connection with the execution and delivery of this Reorganization Agreement or the transactions contemplated hereby, except for Berwind Financial Group, L.P. on behalf of BT Financial and Hopper Soliday & Co. on behalf of Moxham. Each Party shall be indemnified and held harmless by the other from any claim, suit, loss or expense resulting from a breach of the foregoing representation and warranty.

               6.2. Expenses. Except as provided in Section 2.7 hereof, all expenses incurred by each Party in connection with or related to the authorization, preparation and execution of this Reorganization Agreement, the solicitation of stockholder and stockholder approval and all other matters related to the closing of the transactions contemplated hereby and thereby, including without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such Party and the broker referred to in Section 6.1, shall be borne solely and entirely by the Party which has incurred the same.


                                     ARTICLE VII
                                    MISCELLANEOUS

               7.1. Further Assurances. From time to time as and when requested by BT Financial, or its successors or assigns, Moxham, or the officers and directors of Moxham last in office prior to consummation of the Merger, shall execute and deliver such further agreements, documents, deeds and other instruments and shall take or cause to be taken such other actions, including those as shall be necessary to vest or perfect in or to confirm of record or otherwise in the Resulting Company title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Moxham as shall be necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Reorganization Agreement.

               7.2.  Survival of Representations, Warranties and
          Covenants. All representations, warranties and covenants in this Reorganization Agreement or in any instrument delivered pursuant hereto shall expire on, and be terminated and extinguished on, the Closing Date, other than covenants that by their terms are to survive or be performed after the Closing Date.

               7.3. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or sent by first-class registered or certified mail, postage prepaid, with return receipt requested, as follows:

                    (a)  If to Moxham to:

                         J. William Smith
                         President and Chief Executive
                         Moxham Bank Corporation
                         540 Central Avenue
                         Johnstown, PA  15902


                         with a copy to:

                         Charles B. Jarrett, Jr., Esquire
                         Plowman, Spiegel & Lewis, P.C.
                         Grant Building, Suite 230
                         Pittsburgh, PA  15219



                    (b)  If to BT Financial, to:

                         John H. Anderson
                         Chairman and Chief Executive Officer
                         BT Financial Corporation
                         551 Main Street
                         Johnstown, PA  15901
                         with a copy to:

                         Dennis M. Sheedy, Esq.
                         Kirkpatrick & Lockhart LLP
                         1500 Oliver Building
                         Pittsburgh, PA  15222

          or to such other address as any such person may designate in writing to the other Parties at the addresses listed above, in accordance with this Section.

               7.4 Third Party Beneficiaries. Nothing contained in this Reorganization Agreement, including without limitation Sections 4.2(k) and 4.5(d), shall be deemed to be a contract for employment nor a guaranty or right to employment with BT Financial or its Subsidiaries for any person, nor shall anything contained in this Reorganization Agreement constitute an agreement by BT Financial or its Subsidiaries not to revise, amend, revoke, or terminate any employee benefit plan or arrangement that it may in the future make available to its employees. This Agreement is not intended to confer third party beneficiary rights on any person not a Party to this Agreement, except that each of the eight persons named in Section 4.2(k) shall have the right to sue BT Financial for breach of the representation contained in Section 4.2(k) but only as such representation applies to such person; such right to sue shall expire six months after the Closing Date.

               7.5. Binding Effect. This Reorganization Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. This Reorganization Agreement may not be assigned by any Party without the express written consent of the other Party.

               7.6. Headings. The Article, Section, paragraph and other headings in this Reorganization Agreement are inserted solely as a matter of convenience and for reference and are not a part of this Reorganization Agreement.

               7.7. Counterparts. This Reorganization Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

               7.8. Integration. This Reorganization Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements or communications, oral or written, between the Parties hereto with respect to the subject matter hereunder.
          This Reorganization Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the

          Party against which the enforcement of such change, waiver, discharge or termination is sought.

               7.9. Amendments. Any of the terms or conditions of this Reorganization Agreement may be waived at any time by the Party which is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time before or after the vote of the stockholders of Moxham and stockholders of BT Financial on this Reorganization Agreement to the extent permitted by law by agreement in writing, executed in the same manner as this Reorganization Agreement after authorization to do so by the Board of Directors of each Party; provided, however, that such action shall be taken only if, in the judgment of the Boards of Directors of each Party taking the action, such waiver or such amendment or modification will not have a material adverse effect on the benefits intended under this Reorganization Agreement to such Party and its stockholders, unless this Reorganization Agreement, as modified, is resubmitted to the stockholders for their approval.

               7.10. Governing Law. This Reorganization Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to its provisions regarding conflict of law, and, where the context so requires, under applicable federal law.

               7.11. Incorporation by Reference. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference thereto as though fully set forth at the point referred to in this Reorganization Agreement.








                      Remainder of Page Intentionally Left Blank

               IN WITNESS HEREOF, each Party hereto has caused this Reorganization Agreement to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first above set forth.


          ATTEST:                            Moxham Bank Corporation



          ______________________             By:_____________________________
                                                                    Secretary
          J. William Smith
                                                President and Chief Executive
                                                  Officer



          ATTEST:                            BT Financial Corporation


          ______________________________     By:__________________________
          Secretary                             John H. Anderson
                                                Chairman and Chief Executive
                                                  Officer

                                                                  EXHIBIT A


                                 BANK PLAN OF MERGER


               THIS PLAN OF MERGER ("Plan of Merger"), dated as of January __, 1996, is made by and between Johnstown Bank and Trust Company, a Pennsylvania chartered bank ("Johnstown Bank"), and The Moxham National Bank of Johnstown, a national banking association ("Moxham"), The First National Bank of Garrett, a national banking association ("Garrett") (Moxham and Garrett being referred to herein as the "Moxham Banks").

               WHEREAS, the Board of Directors of Johnstown Bank has determined that it is desirable and in the best interests of Johnstown Bank, its depositors and the community it serves that Johnstown Bank merge with the Moxham Banks, with Johnstown Bank remaining as the resulting institution thereafter, pursuant to the terms and conditions hereof;

               WHEREAS, the Boards of Directors of the Moxham Banks have determined that it is desirable and in the best interests of each of the Moxham Banks, their depositors and the community they serve that the Moxham Banks merge with and into Johnstown Bank, with Johnstown Bank remaining as the resulting institution thereafter, pursuant to the terms and conditions hereof;

               WHEREAS, BT Financial Corporation, the sole holder of all the outstanding capital stock of Johnstown Bank, has authorized and approved the merger of the Moxham Banks into Johnstown Bank as herein provided for; and

               WHEREAS, Moxham Bank Corporation, the sole holder of all of the outstanding capital stock of each of the Moxham Banks, has authorized and approved the merger of the Moxham Banks into Johnstown Bank as herein provided for.

               NOW, THEREFORE, in consideration of the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Johnstown Bank and the Moxham Banks hereby agree as follows:

               1. The Merger. Subject to and on the terms and conditions set forth in this Plan of Merger, on the Effective Date (as defined in Section 3 below) the Moxham Banks shall be merged simultaneously with and into Johnstown Bank, with Johnstown Bank remaining as the resulting institution (the "Resulting Institution"), pursuant to the laws of the Commonwealth of Pennsylvania (the "Merger"). On the Effective Date, the following shall occur:

                    (a) the existence of each party to this Plan of Merger, except the Resulting Institution, shall cease as a separate entity but shall continue in, and the parties to this Plan of Merger shall be, a single corporation, which shall be the Resulting Institution and which shall have without further act or deed, all the property, rights, powers, duties and obligations of each party to this Plan of Merger; and

                    (b) no liability of any party to this Plan of Merger, or of its trustees, officers or directors shall be affected, nor shall any lien on any property of a party to this Plan of Merger be impaired, by the Merger. Any claim existing or action pending by or against any party to this Plan of Merger may be prosecuted to judgment as if the Merger had not taken place or the Resulting Institution may be substituted in its place.

               2. Regulatory Approvals. Notwithstanding any other provision of this Plan of Merger, the Merger shall not be effective unless and until approved by the Pennsylvania Department of Banking (the "Department of Banking") and the Board of Governors of the Federal Reserve System (the "FRB") (the Department of Banking and the FRB are collectively referred to herein as the "Regulators"). Johnstown Bank and the Moxham Banks shall cooperate in the preparation and filing of an Application for Merger ("Merger Application") with the Department of Banking and all other applications, documents and instruments required or necessary to be prepared and filed with the Regulators to obtain approval of the Merger.

               3. Effective Date. As used in this Plan of Merger, "Effective Date" shall mean the close of business on any date following the merger of Moxham Bank Corporation into BT Financial Corporation on which the Articles of Merger executed by Johnstown Bank and the Moxham Banks are filed with the Pennsylvania Department of State (the "Articles of Merger").

               4. Conversion of Shares. The Merger shall be effected as follows:

               (a) All shares of the common stock of the Moxham Banks issued and outstanding or held in the treasury of the Moxham Banks immediately before the Effective Date shall, by virtue of the Merger and without any action by the holder of such shares or by the Moxham Banks, be canceled and retired on the Effective Date, and no cash, securities or other consideration shall be paid or delivered in exchange for the Moxham Banks common stock.

               (b) Each authorized and issued share of the capital stock of Johnstown Bank shall remain outstanding.

               5. Name of the Resulting Institution. The name of the Resulting Institution shall be "Johnstown Bank and Trust Company."


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
               6. Articles of Incorporation and Bylaws. At the Effective Date, the articles of incorporation and bylaws of Johnstown Bank as in effect immediately prior to the Effective Date shall be the articles of incorporation and bylaws of the Resulting
          Institution.

               7. Directors. The persons who shall constitute the Board of Directors of Johnstown Bank immediately prior to the Merger shall, on the Effective Date, be the Board of Directors of the Resulting Institution. In addition, Charles T. Evans and seven additional persons selected by mutual agreement of Johnstown Bank and the Moxham Banks shall become directors of the Resulting Institution on the Effective Date. Such Directors shall serve until the 1997 annual meeting of Shareholders of the Resulting Institution, or until their successors are duly elected and qualified.

               8. Officers. Each individual who was an officer of Johnstown Bank immediately prior to the Merger shall, on the Effective Date, become an officer of the Resulting Institution with the same title as such individual had immediately before the Merger. The officers of the Moxham Banks shall not become officers of the Resulting Institution unless elected to office by resolution of the Board of Directors of the Resulting Institution after the Merger.

               9. Conditions. The obligations of the parties hereto to effect the Merger are subject to the following conditions, any or all of which may be waived by agreement of the parties, except that the conditions set forth in subsections (b) and (c) of this
          Section 9 are not waivable:

                    (a) each party hereto shall have performed and complied with in all material respects its covenants and agreements contained herein; and

                    (b) the Merger Application shall have been approved or deemed approved by the Department of Banking and all other applications, documents and instruments required or necessary in order to effect the consummation of the Merger shall have been approved by the Regulators; and

                    (c) if any waiting period imposed by applicable state or federal law or the regulations promulgated thereunder shall remain unexpired upon the satisfaction of the last to be satisfied of subsections (a) and (b) of this Section 9, such waiting period shall have expired; and

                    (d) the merger of The Moxham Bank Corporation with and into BT Financial Corporation shall have become effective.



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
               10. Termination. This Plan of Merger may be terminated (the "Termination Date") prior to the Effective Date (i) by the mutual consent of the Boards of Directors of Johnstown Bank and the Moxham Banks and (ii) automatically if the Effective Date does not occur on or before May 30, 1996, or such later date as Johnstown Bank and the Moxham Banks may mutually agree.

               11. Expenses. Each of Johnstown Bank and the Moxham Banks shall pay its own costs and expenses incurred in connection with the Merger.

               12. Notices. All notices, waivers and other communications by Johnstown Bank and the Moxham Banks hereunder shall be in writing and shall be deemed to have been given when delivered in person or sent by registered or certified mail, postage prepaid, addressed as follows:

               If to Johnstown Bank:    Johnstown Bank and Trust Company
                                        532-534 Main Street
                                        Johnstown, PA  15901

                                        Attention:  President

               If to Moxham Bank:       The Moxham National Bank
                                        540 Central Avenue
                                        Johnstown, PA  15902

                                        Attention:  President

               If to FNB Garrett:       The First National Bank of Garrett
                                        Jackson Street
                                        P.O. Box 247
                                        Garrett, PA  15542

                                        Attention:  President


               13. Amendments. To the extent permitted by law, this Plan of Merger may be amended only by a writing duly executed by the parties hereto.

               14. Successors. This Plan of Merger shall be binding on the successors of Johnstown Bank and the Moxham Banks.

               15. Counterparts. This Plan of Merger may be executed in one or more counterparts, all of which shall be considered one and the same Plan of Merger and each of which shall be deemed an original.

               16. Headings. The section headings contained in this Plan of Merger are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan.

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
               17. Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

               IN WITNESS WHEREOF, Johnstown Bank and the Moxham Banks have caused this Plan of Merger to be duly executed as of the date first above written.


          ATTEST                             JOHNSTOWN BANK & TRUST COMPANY


          By:__________________________      By:___________________________
                                             Eric Rummel, President



          ATTEST                             THE MOXHAM NATIONAL BANK


          By:__________________________      By:___________________________
                                             J. William Smith, President
                                             and Chief Executive Officer

          ATTEST                             THE FIRST NATIONAL BANK OF
                                             GARRETT


          By:__________________________      By:___________________________
                                             Stanley C. Witt, President and
                                             Chief Executive Officer














































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